Exhibit 10.20

resolute

Forest Products

July 22, 2024

Luc Theriault

Exhibit 10.20

1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec, H3B 2N2 Canada

T 514-875-2160 resolutefp.com

Subject: Terms and Conditions of Employment with Resolute Forest Products Inc.

Dear Luc,

I am pleased to confirm your appointment as President, Wood products (Paper Excellence Group), reporting directly to the Management Board. This position is based in Montreal. The terms and conditions of this offer are described below.

Date of appointment

Your assignment will become effective on August 26, 2024.

Annual Base Salary

Your base salary will be at an annual rate of$ 450,000 USD less applicable deductions and payable semi monthly by direct deposit. Merit increase awards are at the sole discretion of the Company. ln 2025, you may be eligible for a salary review.

Sign-on Bonus

You will be paid a sign-on bonus in the amount of $160,000 USD, payable on March 1, 2025, to offset forfeited bonus from your current employment, subject to all applicable taxes and required withholdings. You will be required to repay the full amount of this bonus if you resign from your employment with the Company or if you are terminated from your employment for Cause, before the second anniversary of your start date.

Position Classification

The position of President, Wood Products (Paper Excellence Group) is currently unclassified (ungraded) under the new Integrated Salary Structure.

Short Term lncentive Plan

Your target incentive under the short-term incentive plan (as adopted and subject to adjustment by the Company from time to time) is 80% of your annual base salary.

Long Term lncentive Plan

Your target incentive under the long-term incentive plan (as adopted and subject to adjustment by the Company from time to time) is 120% of your annuai base salary.

Retirement Plan

You will be eligible to participate in the Company's Defined Contribution Pension Plan applicable to employees of the Company and to the DC Make-Up program applicable to key personnel, as such terms are in effect from time to time. The plans will be changed effective January 1, 2025.

Benefits

You will be eligible to participate in current benefit programs including the health and benefit plans, the annual lump sum of $12,000 CAO (for various persona! expenses such as financial planning, income tax return preparation, club membership fees, etc.), annual medical examination for yourself and your spouse, vacation and holidays. The plans will be changed effective January 1, 2025.

Vacation

You will be entitled to 5 weeks of annual paid vacation, to be taken at times mutually convenient to the Company and yourself in accordance with the vacation policy. Vacation is earned progressively and must be used during the calendar year.

Retention Bonuses

Exhibit 10.20

You are eligible to receive a retention bonus over three years from your date of hire. The bonuses will consist of $300,000 USD/year payable in each of August 2025, August 2026, and August 2027. You understand and agree that you are only eligible to receive the retention bonus if you have been actively employed for the applicable year and remain actively employed through to the date that the applicable retention bonus payment is made. For the purposes of this agreement, "active employment" means that you are actively performing duties for the Company or on approved vacation or other approved leave of absence. You understand that your eligibility to accrue any further retention bonus ends as of the date you give or receive notice of termination of employment for any reason and does not extend into any period of notice. You will reimburse the Company of ail retention bonus you have received after tax and forfeit any remaining retention bonus if you are terminated for Cause prior to December 31, 2027.

Severance Allowance

You will be entitled to a severance allowance of 12 months of base salary, plus an additional 3 months of base salary for each full year of continuous service as a member of the Management Committee, up to a maximum of 24 months of base salary. You will not be eligible for the severance allowance if you are terminated for Cause.

For purposes of the Retention Bonuses and Severance Allowance, the term "Cause" means a separation from service due to misconduct or substantial failure to perform duties, including but not limited to:

(i)
The failure of the Participant to substantial/y perform his or her duties (other than a failure resulting from total and permanent disability as determined by the Social Security Administration) as determined by the Management Board, after a written demand for substantial performance is delivered to the Participant that identifies the manner in which the Management Board reasonably believes that the Participant has not substantially performed and the Participant has failed to remedy the situation within a reasonable time specified by the Management Board;
(ii)
The Participant's violation of laws or act of dishonesty, including without limitation any act of fraud, embezzlement, or theft;
(iii)
The acceptance by the Participant of outside employment which the Corporation or the Company reasonably concludes is a violation of the Company's Conflict of lnterest Policy or that of the Participant's Employer, if different; or
(iv)
The Participant's violation of any of the policies of his or her employer, as determined by the Corporation, the Company or Employer in its sole discretion, including without limitation acts of dishonesty or fraud against the Corporation, the Company or an Affiliate thereof.

lndemnification

As of the date of appointment, you will benefit from the indemnification policy and the terms of any existing separate indemnification agreement with the Company.

Confidentiality

Your compensation is a persona! matter. Resolute Forest Products' policy is to maintain the strictest confidentiality in the area of compensation; therefore, we ask you not to discuss your compensation particulars with others.

If you have any questions, please contact me. Sincerely,

Bo Falco

Group Sr. Director, Executive Compensation and Benefits

Exhibit 10.20

I have read the herein letter and hereby accept these terms and conditions.

Luc Theriault

Date